Exhibit 3.1

VOTING TRUST AGREEMENT

This Voting Trust Agreement (this “Agreement”) is made and entered into effective for all purposes and in all respects as of February 11, 2018 by and among (i) Arcturus Therapeutics Ltd., an Israeli company, or its successors and assigns (the “Company”), (ii) Padmanabh Chivukula (the “Shareholder”), and (iii) the then-acting Principal Executive Officer (defined below) of the Company (the “Trustee”), who shall initially be Mark Herbert.

Whereas, Shareholder is the legal and beneficial owner of 732,548 ordinary shares of the Company (in each case inclusive without limitation of all shares held beneficially or of record by the Shareholder’s spouse) (collectively and inclusive of the definition below, the “Shares”) as of the date hereof;

Whereas, the Shareholder desires to transfer and assign to Trustee, and Trustee desires to accept such transfer and assignment of, the right to vote or otherwise act for the Shareholder in connection with all of his rights and responsibilities as a shareholder of the Company in respect of the Shares as set forth herein; and

Whereas, the parties hereto desire to set forth in writing their understandings and agreements.

Now, Therefore, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1.Creation of Voting Trust.  The Shareholder hereby transfers and assigns to Trustee, and Trustee hereby accepts the transfer and assignment of, the right to vote or otherwise act for the Shareholder in connection with all of his rights and responsibilities as a shareholder of the Company in respect of the Shares; and, in order to effectuate such transfer and assignment, the Shareholder hereby transfers to Trustee the certificates evidencing his Shares (or competent evidence thereof in the case of book-entry shares) which certificate(s) (or competent evidence thereof) shall bear a legend that said Shares are subject to the terms and provisions of this Agreement (or equivalent thereof in the case of book-entry shares).  Any other shares of the Company’s share capital legally or beneficially owned by the Shareholder as of the effective date of this Agreement, and any and all other shares of the Company’s share capital that may be issued to Shareholder after the effective date of this Agreement upon exercise of options or other rights of the Shareholder to acquire the Company’s share capital existing as of the effective date of this Agreement, shall also be subject to the terms of this Agreement and upon receiving such shares, the Shareholder shall immediately deliver or cause to be delivered all such shares to the Trustee (or competent evidence thereof in the case of book-entry shares).  The term “Shares” as used in this Agreement shall include the Shares as first defined above as well as all such other shares issued or issuable upon exercise of options or other rights to acquire the Company’s share capital by the Shareholder existing as of the effective date of this Agreement. Trustee shall hold such certificates of the Shareholder, or competent evidence thereof in the case of book-entry Shares, as trustee, subject to the terms and conditions of this Agreement.

2.Restriction on Transfer.

(a)Applicable Law; Preexisting Agreements. The Shareholder may sell, transfer, hypothecate, pledge or otherwise transfer the Shareholder’s Shares in each case subject to (i) the provisions of this Agreement; (ii) the requirements of applicable securities laws and regulations; (iii) any restrictions on transfer contained in the Articles of Association or Certificate of Incorporation of the Company, as applicable, or other restrictions set forth in the organizational documents of the Company, as may be amended or restated from time to time (including policies and charters the Company applicable to the Shares as may be approved by the Board of Directors of the Company from time to time (the “Board”)), and (iv) the applicable provisions of any other applicable agreement binding upon the Company and the Shareholder, all of which applicable agreements, laws and organizational documents are incorporated herein by reference.

(b)Transferees. Subject to Section 2(c), any transferee, other than the Company, of the Shares shall become a party to this Agreement and be subject to all the obligations of the Shareholder herein, by executing a counterpart signature page hereto, and any purported transfer, other than to the Company, of the Shares to a person or entity that has not become a party hereto shall be null and void.  Any transferee, other than the Company, of the Shareholder’s Shares that are subject to this Agreement shall have all the rights and shall be subject to all obligations and limitations of the transferor Shareholder set forth in this Agreement.

(c)Exempted Transferees.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2(b) shall not apply to the sale by the Shareholder of up to 25,000 Shares per month in open market transactions, provided that the Shareholder shall deliver prior written notice to the Company of such sale(s); provided, however, that the exempted sales pursuant to this Section 2(c) shall not exceed 250,000 Shares in any 12 month period.

3.Trustee.

(a)Rights and Powers of Trustee.  So long as a Trustee shall be deemed to hold the Shares in trust in accordance with the terms hereof, the Trustee shall possess, and in the Trustee’s discretion shall be entitled to exercise in person or by nominees, agents, attorneys-in-fact, or proxies, all rights and powers to vote, assent, or consent with respect to the Shares, and to take part in and consent to any corporate or shareholder action of any kind whatsoever, as well as with respect to any other securities with voting rights received in respect of the Shares by way of a stock dividend.  The rights of the Trustee herein to vote, assent or consent shall include, without limitation, the right to vote at any election of the directors and in favor of or in opposition to any resolution for a proposed dissolution and liquidation, merger, or consolidation of the Company, or a sale of all or substantially all of its assets, or the issuance or creation of additional classes of its securities, or any action which may properly be presented at any shareholders’ meeting or which requires the consent of the shareholders of the Company.  The Shareholder shall not have any voting rights in respect of the Shares as long as this Agreement and the voting trust created hereby is in effect with respect to such Shares. Shareholder shall remain the beneficial owner of the Shares, subject to the Trustee’s rights and interests hereunder.

For clarity, Trustee shall have no authority to sell, pledge, hypothecate or otherwise dispose of the Shares or any interest therein. In the event dividends are declared on the Shares, such funds shall be the exclusive property of Shareholder, and if received by the Trustee shall be remitted to Shareholder. Trustee hereby accepts his or her appointment as Trustee pursuant to the terms and conditions of this Agreement, and agrees to administer the voting trust created hereby in accordance with the terms and conditions of this Agreement, until his or her earlier resignation, removal, death or incapacitation as set forth herein.

(b)Liability of Trustee.  The Trustee, including any successor Trustee, shall not be liable by reason of any matter or thing in any way arising out of or in relation to this Agreement, except for such loss or damage as the Shareholder may suffer by reason of the Trustee’s gross negligence or willful misconduct.  In no event shall the Trustee be liable for incidental, punitive or consequential damages.  The Trustee shall not be required to give any bond or other security for the discharge of his or her duties.  The Trustee is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Trustee obeys or complies with any such order, judgment or decree, it shall not be liable to the Shareholder or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c)Expenses. The Company shall pay all reasonable expenses of the Trustee, including attorney fees, and shall discharge all liabilities incurred by the Trustee in connection with the exercise of his or her powers and the performance of his or her duties under this Agreement. Any action or omission undertaken by a Trustee in good faith in accordance with the advice of legal counsel and the Board shall be binding and conclusive on the Shareholder.

(d)Resignation; Successor Trustee.  The Trustee shall remain Trustee for so long as Trustee is the acting “Principal Executive Officer” of the Company, as such term is used in Item 402 of Regulation S-K or any successor provision thereof, and may only resign or shall cease to perform his or her duties hereunder as Trustee upon resignation from, or termination by the Company of, his or her position as Principal Executive Officer of the Company, subject to the removal of a Trustee pursuant to Section 3(e). Upon such resignation or termination, the Company shall nominate a successor Trustee who shall be the successive Principal Executive Officer of the Company, who shall have all rights, powers and obligations of Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Trustee hereunder shall immediately terminate upon such resignation and/or termination, evidenced by the execution and delivery of a counterpart signature page to this Agreement by the successor Trustee as “Trustee” hereunder.  The fact that a Trustee has resigned such Trustee’s position as a Trustee shall not act, or be construed to act, as a release of any Shares from the terms and provisions of this Agreement or the voting trust created hereby.

(e)Removal.  In case of the Trustee cannot perform his or her duties, obligations, covenants or agreements under this Agreement, the Board shall in good faith select, nominate, and appoint an interim Trustee as quickly as is reasonably possible, who shall be an “executive officer” of the Company, as defined in as defined in Rule 3b-7 of the Exchange Act or any successor provision thereof, and who shall serve in such capacity and in accordance with the terms of this Agreement, until a successor Trustee is nominated and appointed by the

Company and duly executes a counterpart signature page to this Agreement as “Trustee” hereunder.

4.Standstill.  From the date hereof until termination of this Agreement, without the prior written consent of the Company, Shareholder shall not directly or indirectly:

(a)(A) nominate, give notice of an intent to nominate, or recommend for nomination a person for election at any shareholder meeting at which members of the Board are to be elected; (B) initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; (C) submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company; (D) initiate, encourage or participate in any solicitation of proxies in respect of any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company; (E) initiate, encourage or participate in any “withhold” or similar campaign with respect to any shareholder meeting or any solicitation of written consents of shareholders; or (F) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s shareholders;

(b)acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company;

(c)form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any shareholder proposal or other business brought before any shareholder meeting of the Company;

(d)other than as expressly set forth herein with regards to the Shares, deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)seek, alone or in concert with others, to amend any provision of the Company’s articles of association or certificate of incorporation, as applicable, or other organizational documents;

(f)demand an inspection of the Company’s books and records;

(g)(A) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Shareholder and the Company, (B) solicit any officer or director of the Company or any other person who is not a party to this Agreement (a “Third Party”) to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any Third Party in making such an offer or proposal, or (C) publicly comment on any Third Party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such Third Party prior to such proposal becoming public;

(h)publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory or critical of, or negative toward) the Company, its business or any current or former directors, officers or employees of the Company, or make any other public announcement or public statement regarding the Company, its business or any current or former director, officer or employee of the Company; provided that this provision shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or to communications that are required by an applicable legal obligation and are subject to contractual provisions providing for confidential disclosure;

(i)encourage, pursue, or assist any Third Party to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court against the Company or its Representatives, or otherwise make any claims for losses, damages, or costs against the Company or its Representatives, excluding, however, any such actions initiated solely to remedy a breach of this Agreement or a breach by Company of the Resignation Agreement entered into on or about February 11, 2018; or

(j)enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing.

5.Dissolution.  In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, Shareholder shall receive the money, securities, rights or property to which the Shareholder is entitled (including any certificates deposited with the Trustee hereunder), and Trustee and the Company, as applicable, shall distribute such money, securities, rights or property directly to the Shareholder.  Notwithstanding anything to the contrary herein, any transaction or series of transactions that are effected solely in connection with a reincorporation, redomestication, reorganization or recapitalization of the Company and its subsidiaries (as now or hereafter may exist or cease to exist) shall not result be deemed a dissolution or total or partial liquidation of the Company for purposes of this Section 5.

6.Termination of Agreement.

(a)This Agreement and the voting trust created hereby shall terminate with respect to the Shareholder’s Shares upon the earliest to occur of (i) the effectiveness of a consolidation or merger of the Company with or into any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting shares immediately before such consolidation, merger or reorganization do not, immediately after such consolidation, merger or reorganization, retain shares representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization, (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, (iii) the date specified in a written notice of termination from Trustee to the Shareholder, (iv) the date that is three (3) years from the date of this Agreement or (v) the date upon which the number of shares legally and/or beneficially owned (not taking into account the existence of this Agreement) by the Shareholder is less than 1.75% of the total outstanding shares of the Company.  Notwithstanding anything to the contrary herein, any transaction or series of transactions that are effected solely in connection with a reincorporation, redomestication, reorganization or recapitalization of the Company and its subsidiaries (as now or hereafter may exist or cease to exist) shall not result in a termination of this Agreement or the voting trust created hereby.

(b)Upon termination of this Agreement with respect to the Shareholder’s Shares, the voting trust created pursuant to Section 1 hereof shall cease to have any effect with respect to such Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to such Shares, except that Trustee shall, within sixty (60) days after the termination of this Agreement with respect to such Shares, return the Shareholder’s certificate(s) evidencing such Shares (or other evidence thereof in the case of book-entry shares if returnable) and any other property distributable under the terms hereof with respect to such Shares.

7.Trustee’s Compensation.  Trustee shall serve as trustee without compensation; provided however, that such service as Trustee shall not affect the right of the Trustee to compensation from the Company for services performed by him or her in any other capacity (e.g., as an officer, director, employee or otherwise).

8.Notice to Shareholder.  Any notice required hereunder to be given to the Shareholder shall be deemed effectively given:  (a) upon personal delivery to the Shareholder, (b) when sent by confirmed electronic mail or facsimile, if sent during normal business hours of the Company, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  For purposes of such notice, the address for the Shareholder shall be that which appears on the books of the Company at the time such notice is deemed to have been given.  Any notice to be given to the Trustee shall be deemed effectively given: (a) upon personal delivery to the Trustee, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the Company, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  For purposes of such notice, the address for the Trustee shall be that of the Company at the time such notice is deemed to have been given.

9.Modification; Waiver.  No amendment or modification of this Agreement shall be effective unless in writing and signed by each of the parties hereto. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10.Benefit and Burden.  Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.  For the avoidance of doubt, this Agreement may be assigned by the Company in connection with any transaction or series of transactions that are effected solely in connection with a reincorporation, redomestication, reorganization or recapitalization of the Company and its subsidiaries (as now or hereafter may exist or cease to exist).

11.Severability.  The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and in the event any provision in this Agreement is found by a court of competent jurisdiction to be invalided, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law. Without limiting the generality of the foregoing, it is the express intent of the parties to cause the Shares to be voted by the Trustee as provided herein. Accordingly, in the event that this Agreement is rescinded or otherwise terminated other than pursuant to its terms for any reason, the parties agree promptly to negotiate a successor voting agreement to accomplish this objective and to otherwise replicate the provisions hereof to the extent possible.

12.Applicable Law; Venue.  This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Superior Court of the State of California, County of San Diego. Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13.Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

14.Remedies; Attorney Fees.  Each of the parties hereto acknowledge that a breach or default by any party hereto of the terms and provisions hereof shall cause the non-defaulting party to suffer such damage as cannot be adequately remedied by an award of monetary damages; and, in this regard, the parties hereto agree that, upon a breach or default of any of the terms or provisions hereof, the non-defaulting party shall be entitled to seek equitable remedies for such default including, without limitation, specific performance.  In the event any action or proceeding is brought as a result of any alleged breach, default or dispute under the terms or provisions hereof or for the purpose of enforcing or interpreting any of the terms or provisions hereof, the prevailing party in any such action or proceeding shall be entitled to recover from the other, in addition to such other relief as the prevailing party may be entitled, the prevailing party’s reasonable attorney’s fees and legal costs incurred in that action or proceeding.

15.Shareholder Acknowledgement. Shareholder acknowledges that Shareholder has read and understands this Agreement, that Shareholder is fully aware of its legal effect and that Shareholder has entered into this Agreement freely based on Shareholder’s own judgment and not on any representations or promises other than those contained in this Agreement.

16.Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter other than as expressly set forth herein.

In Witness Whereof, the Company, Shareholders and Trustee have executed this Agreement as of the date first set forth above.

Company:		Shareholder:

Arcturus Therapeutics Ltd.		Padmanabh Chivukula

By:	/s/ Mark Herbert	/s/ Padmanabh Chivukula
Name:	Mark Herbert
Its:	Interim President	Acknowledged and agreed:

Trustee:		/s/ [Illegible]
Spouse of Shareholder

/s/ Mark Herbert
Mark Herbert, Interim President